Exhibit 10.23

[Letterhead of Pacific Investment Management Company LLC]

March 1, 2004

Ms. Beth Halberstadt

State Street Bank and Trust Company

Batterymarch Park III

Three Pine Hill Drive

Quincy, MA 02169

Re:	Investment Advisor Agreement

Dear Ms. Halberstadt:

In connection with the Investment Advisor Agreement dated July 1, 2002 (the “Agreement”), by and between State Street Bank and Trust Company (“State Street”) for the Intermediate Bond Equity Fund (the “Fund”) established under the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), and Pacific Investment Management Company LLC (“Manager”), State Street and Manager agree to and acknowledge the following:

1. State Street has stated to Manager its intention to increase the funding of the Subaccount by an amount currently estimated to be approximately $155 million (One Hundred Fifty Five Million and 00/100 Dollars) in cash on July 1, 2004 due to investment in the Subaccount of the fixed-income investments held by the Balanced Fund established under the Collective Trust (the “Balanced Fund”). The Manager’s appointment as investment advisor to State Street to assist State Street in its management of such assets of the Fund as are held in the Subaccount shall be deemed to include such assets of the Balanced Fund as are held in the Subaccount for all purposes of the Agreement.

2. There shall not be any restrictions on withdrawal from and transfer to the Fund by the Balanced Fund. State Street, on behalf of the Balanced Fund, may request withdrawal of any number of Units of the Fund on any Business Day.

3. In providing its investment advice and other related services with respect to the Subaccount, Manager shall act in accordance with (i) the investment objectives and policies for the Fund as set forth in the Fund Declaration pursuant to which the Fund is established and maintained, as the same may be amended from time to time by State Street, (ii) any additional investment objectives and policies that have been established by State Street for the Subaccount as set forth in Appendix C to the Agreement, as the same may be amended from time to time by State Street, (iii) the investment objectives and policies for the Balanced Fund as set forth in the Fund Declaration pursuant to which the

Balanced Fund is established and maintained, as set forth in Appendix A hereto, as the same may be amended from time to time by State Street, (iv) any additional investment objectives and policies that have been set forth in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission relating to the Fund or the Balanced Fund, as the same may be amended from time to time by State Street.

All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

As acknowledgement to the foregoing, kindly sign below and return one fully executed version to us using the mailer provided. A duplicate original is enclosed for your files.

Thank you.

Sincerely,

/S/ BRENT L. HOLDEN
Brent L. Holden
Managing Director

Acknowledged:

State Street Bank and Trust Company

By:	/S/ SUSAN C. DANIELS

Name:	Susan C. Daniels

Title:	Vice President

Date:	March 9, 2004

Appendix A

American Bar Association Members/State Street

Collective Trust

Eighth Amended and Restated Fund Declaration

Balanced Fund

[Attached]

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